Exhibit 10.3
INVESTOR SERVICES AGREEMENT

THIS INVESTOR SERVICES AGREEMENT, effective as of March 1, 2013, is between WELLS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation (the “Company”), and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Wells REF”).
W I T N E S S E T H

WHEREAS, the Company desires to avail itself of the experience, sources of information, assistance and certain facilities available to Wells REF with respect to stockholder services and communications and to have Wells REF undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Company all as provided herein;
WHEREAS, Wells REF is willing to undertake to render such services, subject to the supervision of the Company, on the terms and conditions hereinafter set forth;
WHEREAS, the Company and Wells REF are currently parties to an investor services agreement that became effective on January 1, 2013, covering the period from January 1, 2013 through December 31, 2013 (the “Renewal Investor Services Agreement”);
WHEREAS, the sole consideration to Wells REF for the stockholder services and communications provided by Wells REF pursuant to the Renewal Investor Services Agreement is the reimbursement of expenses related to the services subject to an overall cap on such expenses;
WHEREAS, the Company and Wells REF now desire to enter a new investor services agreement to provide for the payment of certain fees for the stockholder services and communications provided by Wells REF and to remove the cap on the reimbursement of certain expenses, with the new investor services agreement to be effective upon the expiration of the Renewal Investor Services Agreement, and covering the period from termination of the Renewal Investor Services Agreement through December 31, 2013 (this “Agreement”);
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Advisor. Wells Real Estate Advisory Services II, LLC, a Georgia limited liability corporation, any successor advisor to the Company, or any Person(s) to which Wells Real Estate Advisory Services II, LLC or any successor advisor subcontracts substantially all of its functions.
Affiliate or Affiliated. An Affiliate of another Person includes only the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a Wells REF-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Articles of Incorporation. The Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Company. Wells Real Estate Investment Trust II, Inc., a corporation organized under the laws of the State of Maryland.
Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Partnership. Wells Operating Partnership II, L.P., a Delaware limited partnership formed to own and operate properties on behalf of the Company.
Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
REIT. A “real estate investment trust” under Sections 856 through 860 of the Code.
Shares. The Company's shares of common stock, par value $0.01 per share.
Wells REF. Wells Real Estate Funds, Inc., a Georgia corporation.
2.Appointment. The Company hereby appoints Wells REF to provide stockholder services and communications on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment.

3.Duties and Authority of Wells REF. Wells REF undertakes to provide the Company's stockholder services and communications, which include, but are not limited to, the following activities:

(a)ensuring that all activities regarding the services of a registered transfer agent are performed, including but not limited to escheatment services, proxy services, quarterly stockholder statements, stockholder confirmations, re-registrations, transfers, distributions, dividend reinvestments and any other stockholder record-keeping and reporting;

(b)the logistics and, in certain cases where required, the production of written materials for all required communications with stockholders, including the annual report, quarterly statements, proxy services, and other required notices to stockholders;

(c)the logistics and production of written materials for all other communications deemed necessary, but not required, to stockholders and financial advisors;

(d)maintaining the services of the client services call center in the manner and at a relative level of service consistent in all material respects with that provided to the Company prior to the date of this Agreement;

(e)facilitation of all annual tax reporting requirements to stockholders, including responding to client service calls relating to tax reporting;

(f)all necessary compliance and risk management functions relating to the above activities;

(g)all necessary information technology support and services as related to the above activities; and

(h)any other client services and stockholder communications services that were previously being performed for the Company by the Advisor prior to the date of this Agreement.

To facilitate Wells REF's performance of these services, but subject to the restrictions included in Paragraphs 4 and 6, the Company hereby delegates to Wells REF the authority to, and Wells REF hereby agrees to, either directly or by engaging an Affiliate:
(a)maintain and preserve the books and records of the Company, including a stock ledger reflecting a record of the stockholders and their ownership of the Shares and overseeing and interfacing with the transfer agent for the Shares; and

(b)with respect to the provision of stockholder and communications activities contemplated by this Agreement, investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as Wells REF deems necessary to the proper performance of its obligations hereunder, including but not limited to transfer agents, correspondents, technical advisors, attorneys, escrow agents, depositaries, custodians, and any and all agents for any of the foregoing, including Affiliates of Wells REF, and Persons acting in any other capacity deemed by Wells REF necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company for which it has the express written consent of the Company with any of the foregoing.
4.Modification or Revocation of Authority of Wells REF. The Company may, at any time upon the giving of notice to Wells REF, modify or revoke the authority or approvals set forth in Paragraph 3, provided however, that such modification or revocation shall be effective upon receipt by Wells REF and shall not be applicable to transactions to which Wells REF has committed the Company prior to the date of receipt by Wells REF of such notification.

5.Records; Access. Wells REF shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Company and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.

6.Limitations on Activities. Notwithstanding anything to the contrary in this Agreement, Wells REF shall refrain from taking any action which, in its sole judgment made in good faith, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Company, in which case Wells REF shall notify promptly the Company of Wells REF's judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Company. In such event Wells REF shall have no liability for acting in accordance with the specific instructions of the Company so given.

7.Fees.

(a)Transfer Agent Support Fees. Wells REF shall be paid, as compensation for the transfer agent support services rendered to the Company hereunder, a monthly fee for each investor account (the “Transfer Agent Support Fee”) in an amount equal to one-twelfth of $5.41. The Transfer Agent Support Fee is intended to compensate Wells REF for the services listed on Exhibit A attached hereto.
(b)Client Services Fees. Wells REF shall be paid, as compensation for the client services rendered to the Company hereunder, a monthly fee for each investor account (the “Client Services Fee”) in an amount equal to one-twelfth of $2.52. The Client Services Fee is intended to compensate Wells REF for the services listed on Exhibit A attached hereto.
(c)Investor Communication Fees. Wells REF shall be paid, as compensation for services rendered to the Company in connection with investor communications a per project fee of $100 per hour (the “Investor Communication Fee”). The Investor Communication Fee is intended to compensate Wells REF for the time spent by Wells REF preparing communication materials requested by the Company and will be billed at an hourly rate per each project requested by the Company.
8.Expenses.
(a)Reimbursable Expenses. The Company shall reimburse Wells REF for all of the third party expenses paid or incurred by Wells REF in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)the actual cost of goods and services used by the Company and obtained from entities not affiliated with Wells REF;
(ii)all expenses in connection with meetings of stockholders;
(iii)expenses in connection with payments of Distributions in cash or otherwise made or caused to be made by the Company to the stockholders; and
(iv)expenses related to maintaining communications with stockholders, including the cost of printing, and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities.
Administrative service expenses, including all costs and expenses incurred by Wells REF in fulfilling its duties hereunder, such as reasonable wages and salaries and other employee-related expenses of all employees of Wells REF or its Affiliates, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses are not reimbursable expenses under this Agreement.
(b)Other Services. Should the Company request that Wells REF or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are mutually agreed by Wells REF and the Company and shall not be deemed to be services pursuant to the terms of this Agreement.

(c)Timing of Reimbursements. Expenses incurred by Wells REF on behalf of the Company and payable pursuant to this Paragraph 8 shall be reimbursed to Wells REF on a at least a monthly basis. Wells REF shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.
9.Other Activities of Wells REF. General. Nothing contained herein shall preclude Wells REF from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Wells REF or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of Wells REF or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Wells REF shall report to the Company the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between Wells REF's obligations to the Company pursuant to this Agreement and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association.
10.Representations and Warranties.
(a)Of the Company. To induce Wells REF to enter into this Agreement, the Company hereby represents and warrants that:
(i)The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)The Company's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.
(b)Of Wells REF. To induce Company to enter into this Agreement, Wells REF represents and warrants that:
(i)Wells REF is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.
(ii)Wells REF's execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of Wells REF, enforceable against Wells REF in accordance with its terms. Wells REF's execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon Wells REF's assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of or (F) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, Wells REF's articles of incorporation or bylaws, or any law, statute, rule or regulation to which Wells REF is subject, or any agreement, instrument, order, judgment or decree by which Wells REF is bound, in any such case in a manner that would have a material adverse effect on the ability of Wells REF to perform any of its obligations under this Agreement.
(iii)Wells REF has received copies of the (A) Articles of Incorporation, (B) Bylaws, and (C)  the Partnership's limited partnership agreement and is familiar with the terms thereof. Wells REF warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the foregoing in the absence of the express direction of the Company.
11.Term; Termination of Agreement. This Agreement shall commence on __________, 2013 and continue in force through December 31, 2013. This Agreement may be continued for an unlimited number of successive one-year renewals upon mutual consent of the parties.
12.Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party. The provisions of Paragraphs 1, 5, 6, and 14 through 23 shall survive the termination of this Agreement.
13.Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Company. Wells REF may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of Wells REF, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.
14.Payments to and Duties of Wells REF upon Termination.
(a)Upon termination of this Agreement by either party, Wells REF shall not be entitled to reimbursement for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all accrued but unpaid fees payable to Wells REF prior to termination of this Agreement
(b)Wells REF shall promptly upon termination:
(i)deliver to the Company the book and records of the Company; and
(ii)cooperate with the Company to provide an orderly transition of services provided pursuant to this Agreement.
15.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company:	Wells Real Estate Investment Trust II, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

To Wells REF:	Wells Real Estate Funds, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 15.
16.Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.
17.Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
18.Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.
19.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
20.Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
21.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
22.Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
23.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Services Agreement as of February 28, 2013.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By: /s/ E. Nelson Mills
Name: E. Nelson Mills
Title: President

WELLS REAL ESTATE FUNDS, INC.

By: /s/ Robert M. McCullough
Name: Robert M. McCullough
Title: Vice President

Exhibit A

Transfer Agent Support Services
Task Description	Summary
Inbound Investor Escalated Calls - REIT	Work with DST to establish escalation procedures for Inbound Investor Calls. Provide on-going resolution for escalated inquiries and coordinate with the Fund when needed.
Inbound Rep Escalated Calls - REIT	Work with DST to establish escalation procedures for Inbound Rep Calls. Provide on-going resolution for escalated inquiries and coordinate with the Fund when needed.
DST Vision - Support and approvals	Review and process the daily volume of inbound DSS requests related to DST Vision. Follow-up with Financial Representative, BD Employee or third party Financial Institution when necessary.
DST FANMail - Support and approvals	Review and process the daily volume of inbound DSS requests related to DST FANMail. Follow-up with Financial Representative, BD Employee or third party Financial Institution when necessary.
Escalated Service / Historical Research Issues - Call Center	Coordinate and execute historical research for Call Center items that come up for the period before DST began taking front line Investor and Rep calls.
Quality Review / Reporting and Delivering Feedback	Review and provide feedback on a handful of recorded calls from the DST Call Center team on a bi-weekly basis.
Interest Adjustments	Draft, review and approve interest adjustment requests that come in related to share impacting transactions.
Client Services E-mail Inbox	Review and respond to the daily volume of inbound email inquiries from Investors, Reps and Third Party Financial Institutions.
NIGO Resolution - REIT	Coordinate resolution on Not in Good Order items related to Financial transactions through outbound contacts to Investors, Reps and Third Party Financial Institutions.
Written Inquiry Processing
Coordinate the processing of Written Inquiry requests from Investors, Reps and Third Party Financial Institutions. This includes reviewing each request and drafting or communicating the appropriate response within the specified timeframe as well as logging the requests for historical reporting purposes.

Employee Training & Development and Corporate/Department Vision	Coordinate ongoing training for the Wells Client Services team on industry initiatives as well as product announcements.
DST Call Center Training	Coordinate ongoing training for the DST Client Services team on industry initiatives as well as product announcements.
Sales Support - Operational Communications and Initiatives	Coordinate educating the Sales team on Operational initiatives that will impact current and new investors as well as their Reps and BD's.
Broker Dealer Back Office Relationship Management
Maintain and grow existing and new relationships with Key Broker Dealer contacts to facilitate existing business and help resolve day to day issues that come up. Relationships become critical when major product events occur that impact the Rep and BD community.

Custodian Back Office Relationship Management
Maintain and grow existing and new relationships with Key Custodian contacts to facilitate existing business and help resolve day to day issues that come up. Relationships become critical when major product events occur that impact the Financial Institution community.

Issuer Communications
Provide Business and Compliance review and approval on Operational and Issuer communication that are being sent to Investors and Reps. This also includes communications related to Sponsored IRA programs through State Street and Reliance

Forms and Applications - Updates, Annual Review and Record Keeping
Coordinate the annual review and update process to ensure the forms used by Investors and Reps in the REIT products we support are accurate and as simple as possible. This includes working with Wells Marketing to make the updates and providing Business and Compliance sign-off.

Forms and Applications - Updating Third Party Vendors	Ensure the most current product forms are provided and available on LaserApps, Quikforms, WellsAccess and DST Vision
Statements - Inserts and Marketing Information	Responsible for Business review on all statement inserts. In some cases, also responsible for Compliance sign-off.
WellsAccess - Look and Feel, Content - Updates
Responsible for the content, layout and information that is available to Reps and BD's via WellsAccess. Also, responsible for reviewing and approving all new Registration requests that are submitted for new users.

Proxy - Vendor Relationship Management	Responsible for overseeing the Third Party Vendor that is contracted to help carryout and pass any Annual or Special proxies for the REIT products we support
Proxy - Communication Coordination and Review
Includes coordinating the business and in some cases, Compliance sign-off for the following items:
- Householding Mailing
- Proxy Search Card Mailing
- Proxy Mailing ( Typically includes Annual Report)
- Catch-up Mailing
- Reminder Mailings

Proxy - Call Center Scripting and Training
Working with the Vendor to put together and get Business and Compliance sign-off on the script for the IVR, script to be used by the Vendor Call Center for solicitation purposes. This also includes providing Training to Vendor Call Center for more complicated proposals

Proxy - Record Keeping	Keeping historical records of the Annual and Special Proxy mailing lists, various communications and voting files
Proxy - Call Center Support	Wells Client Services team has helped solicit votes from the largest stockholders in various proxies to help achieve the required number of votes
NIGO Letters - Look and Feel, Content - Updates	Responsible for ensuring the day to day Investor, Rep and Third Party communication for Not In Good Order processing is as clear and concise as possible. Also, responsible for the Compliance sign-off.
DST FANWeb - Look and Feel - Updates	Responsible for confirming the content, disclosures and messaging is current and as accurate as possible
Mail Room / Scanning	Responsible for opening, sorting and directing any Investor Account related mail is forwarded to the appropriate Transfer Agent for processing.
Monitoring and Enforcing Work Queue and SLAs	Monitor DST to ensure timely and accurate processing of the daily work for the Fund including but not limited to using business intelligence tools and a battery of custom data quality reports
Monthly Written Inquiry Reporting	Provide monthly reports to Wells Compliance to document that Written Inquiry responses are being turned around within the SEC guidelines
Fund / Product Board Reporting - CS Information	Compile and validate data to put together performance indicators that are presented to the Board on a quarterly basis

Tax Basis Requests - Current	Work with Wells IT to develop account level reports that provide the historical information an Investor would need to calculate their tax basis.
Misc - Projects	Hours allocated for one-off projects and tasks that always come up through out the year

Investor Communication Services
Task Description	Summary
Custodian Distribution File Support - REITs	Using relationships at various custodian partners, create and maintain quarterly distribution files used to post dividends to investor accounts.
Custodian Position File Support - REITs	Using relationships at various custodian partners, create and maintain monthly position files used to post account balances to investor accounts.
Issuer Communications Mailing List Validations	Support the investor communication process by providing mailing list validation and approvals ensuring that accurate data is provided to the mail vendors
Proxy Support
Provide validation support for proxy process including but not limited to: share counts and investor counts verification, mailing file validation
Review all data pulled by Wells IT and Third Party Vendor to ensure the appropriate investor information is being populated

CDLY - Look and Feel - Updates	Ensure daily confirmation statements (for ongoing account maintenance and re-registrations) contain current and accurate Fund information.
Checks - Look and Feel - Updates	Ensure dividend and redemption checks contain current and accurate Fund information
Tax Reporting - Look and Feel - Updates	Ensure year end tax forms contain current and accurate Fund information
Monitoring and Enforcing Work Queue and SLAs
Monitor DST to ensure timely and accurate processing of the daily work for the Fund including but not limited to using business intelligence tools and a battery of custom data quality reports
Daily activity includes account updates (Such as address changes, rep changes, etc.) transfers and re-registrations, redemptions, dividend check reissues, etc.
Monthly activity averages around 3,000 - 4,000 transactions
Several people play a role in this process that entails recurring conference calls to set priorities, manage projects, discuss system updates / implementations, etc.

Quarterly Distribution - REITs - Oversight - Includes Ownership of the Statement
Oversee the quarterly statement and distribution process, including but not limited to:
coordinating the successful transfer and quality control of statement data files from DST to SCICOM, validate the custom rep file that Wells sends as a supplement (this is needed for a number of reasons, most famous is to get the rep photo on the statement)
updating disclosures, validating control totals, validating distribution calculations, reviewing statement samples, on-site vendor visits, etc. During the month leading up to the statement and for a few days after the statements are mailed, this process requires more than one FTE.

Redemptions - Daily Oversight	Review pending redemptions entered by DST to ensure accuracy, research and resolve any errors
Rep Maintenance - Daily Oversight	Research and resolve issues related to FA relationships to investor accounts
Escalated Issue Resolution	Assist DST operations, Wells call center and DST call center in researching and resolving various service related issues for investor accounts

National Change of Address (NCOA)	Oversee the quarterly NCOA process, provide certification to Wells compliance
Requests for Information	Provide recurring custom monthly and quarterly assets under management reports to broker dealers, provide various ad-hoc reports to broker dealers for due diligence purposes.
SEC / FINRA Audit Support	Provide ad-hoc reports to satisfy regulatory requests for specific investor information. These requests come both directly to Wells and through our broker dealers.
Redemption Summary Reporting - Accounting / Boards / Doug	Including but not limited to - redemption accrual, redemptions by month and category, life to date redemptions by type
Internal and Independent Audit Support	Produce documents used by internal audit to validate proper controls are in place. Example - quarterly distribution packets provided to internal audit
Daily Fund Balancing and Reconciliation	Run daily reports used to create a schedule used to provide a sign-off to the Fund each month, research and resolve reconciling items for the Fund
Redemptions - Monthly Balancing and Funding	Review pending redemptions entered by DST to ensure accuracy, research and resolve any errors, coordinate monthly balancing and funding with DST and the Fund
DST Invoicing	Oversee vendor invoices, allocate expenses and provide to Fund, produce estimated budgets and projections
SCICOM Invoicing	Oversee vendor invoices, allocate expenses and provide to Fund, produce estimated budgets and projections, postage request and funding
Year End DST Tax Support
Oversee year-end tax processing - includes completing annual technical requirements, developing account test samples, providing reallocation numbers, providing training to staff on any tax form updates, coordinating year-end RMD and fair market value mailing

Convert to Universal Dealer / SalesConnect
Conversion project in process to alter the source system of FA and BD information and to take advantage of DST's Universal Dealer Database and support team.
This project also requires the redesign of many internal Wells systems such as integration with the datawarehouse (needed to continue to support many reporting requirements, etc.), WellsAccess and SalesForce, SCICOM statements, etc.
The scope of this project is on par with the integration of Salesforce.com. I would estimate that close to 1,000 hours will have been used once the project is completed in Q1 2013.

Misc - Projects	Hours allocated for one-off projects and tasks that always come up through out the year

Transfer Agent Support Services and Investor Communication Services
Task Description	Summary
Subpoena responses	Determine requirements, gather documents and prepare responses
Tax Basis Requests - Future	Work with DST to implement a more automated solution that can be used distributed to Investors on demand or as part of an exit event
Convert State Street IRAs to First Trust
Work with DST, marketing, compliance, etc. to coordinate the conversion of over 50,000 accounts to DST's new custodian vendor.
Draft communication to interested parties
Update all references to State Street in all print and electronic media

Convert statement vendor from SCICOM to DSTO
Work with DST to design new statements for the Fund.
The conversion project requires dedicated resources over at least a six month period. The resources design, test and implement all aspects of a statement conversion.

Pre-listing activities for REIT II	The anticipated scope of a listing project will require over 1,000 hours from OPS / CS
Transition workload from exiting staff
Several hundred hours have been used to work on transitioning tasks from exiting staff. The transitions have in many cases required the remaining staff to redesign processes in order to support the new organization structure.

Implementation of A.I. Industry Initiatives
Work with Transfer Agent and Third Party Financial Institutions to participate in AIP initiative that is being rolled out via the DTCC. Timeframe and workload TBD. We expect that system changes, new procedures as well as internal and external communication and eduction will need to be developed tested and rolled out.